Exhibit 10.17

FIRST SUBLEASE AMENDMENT

This is the First Sublease Amendment (“Amendment”) to that certain Sublease dated February 8, 2013 by and between Yeti Coolers, LLC, a Delaware limited liability company (“Sublessee”) and Overwatch Systems, LTD, a Delaware corporation (“Sublessor”).

WHEREAS, Sublessee and Sublessor are parties to a Sublease dated February 8, 2013 (“Initial Sublease”), covering sublet premises consisting of approximately twenty-six thousand one hundred forty four (26,144) square feet (the “Initial Sublet Premises”) on the 2nd floor of the building commonly known as 5301 Southwest Parkway, Austin, TX 78735 (“Building”);

WHEREAS, Sublessee and Sublessor wish to add space on the second (2nd) floor of the Building consisting of approximately twelve thousand three hundred nineteen (12,319) square feet (“Primary Expansion Premises”) and of approximately two thousand two hundred twenty eight (2,228) square feet (“Additional Expansion Premises”) to the Initial Sublet Premises, as depicted in Exhibit A attached hereto (collectively, the “Expansion Premises”);

WHEREAS, for purposes of this Amendment and of the Initial Sublease as modified by this Amendment, the term “Expansion Premises” shall mean the additional space described in the preceding paragraph; the term “Sublease Premises” shall mean and include both the Initial Sublet Premises and the Expansion Premises;

NOW, THEREFORE, in consideration of the mutual agreements contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublessor and Sublessee agree as follows:

1.  Incorporation of Recitals. The recitals set forth above, are by this reference, incorporated into and deemed a part of this Amendment.  Upon execution of this Amendment, the Initial Sublease and this Amendment shall be referred to as the “Sublease”.

2.  Capitalized Terms. Capitalized terms used in this Amendment as defined terms, but not specifically defined in this Amendment, shall have the meanings assigned to such terms in the Initial Sublease.

3.  Term. Term for the Primary Expansion Premises shall commence (the “Primary Expansion Premises Commencement Date”) upon the later of (i) receipt of Master Landlord’s Consent, or (ii) August 1, 2015, and shall run through the Term of the Initial Sublease (the “Expiration”). The Term for the Additional Expansion Premises shall commence (the “Additional Expansion Premises Commencement Date”) upon the later of (i) commencement of the Term for the Primary Expansion Premises, or (ii) Sublessor’s receipt of U.S. Government approval to sublease the Additional Expansion Premises. Regardless as to when the above referenced commencement dates occur, the Sublease expiration for both the Initial Sublet Premises and the Expansion Premises shall be coterminous.

4.  Rent. Sublessee covenants and agrees to pay Sublessor, without deduction or set off, rental for the Expansion Premises as follows:

Term	Gross Rate	Square Footage	Monthly Rent

Months 1-12	$26.25 per RSF	14,547	$31,821.56*

Months 13-Expiration	$26.75 per RSF	14,547	$32,427.69*

*Rent shall not be charged on the Additional Expansion Premises until the Additional Expansion Premises Commencement Date and Rent shall not be charged on the Primary Expansion Premises until the Primary Expansion Premises Commencement Date. Rent payable for any partial month will be prorated on a daily basis. Operating Expenses for the Expansion Premises shall be handled in accordance with Section 7 of the Sublease.

Effective as of the Primary Expansion Premises Commencement Date, the term “Sublease Premises” shall be amended to include, in addition to the Initial Sublet Premises, the Primary Expansion Premises. Effective as of the Additional Expansion Premises Commencement Date, the term “Sublease Premises” shall be amended to include, in addition to the Initial Sublet Premises, the Additional Expansion Premises.  All references in the Sublease to the Sublease Premises shall, as of the passage of both the Primary Expansion Premises Commencement Date and the Additional Expansion Premises Commencement Date, no longer refer to just the Initial Sublet Premises but shall instead refer to the rentable square feet in the second floor of the Building, as more particularly described on Exhibit A to this Amendment.

5.  Sublessee Improvements. Sublessor shall be responsible for any necessary demising costs and security mechanisms related to Sublessee providing access to Sublessor’s server room within the Expansion Premises (“Sublessor’s Work”).  Sublessor’s Work shall be completed in a good and workmanlike manner consistent with the other improvements in the Building, and Sublessor shall make a reasonable effort to complete Sublessor’s Work within thirty (30) days after Lessor’s consent is received pursuant to Section 12 below. Sublessor shall use good faith efforts to minimize disruption to Sublessee’s business operations during performance of the Sublessor’s Work. Sublessee shall permit Sublessor access to Sublessor’s server room at all times and shall allow the construction of secured access to Sublessor’s server room during the Term. Otherwise, the Expansion Premises shall be provided to Sublessee on an as-is basis.

6.  Furniture. Sublessor shall provide an inventory of the furniture in the Expansion Premises and allow Sublessee to use selected furniture for the term of the Sublease at no cost, ordinary wear and tear and casualty excepted. Sublessee shall furnish Sublessor with a list of furniture to be removed from the Sublease Premises within ten (10) days of execution of this Amendment which Sublessor shall remove at no cost to Sublessee.

7.  Parking. Parking shall be provided at the same ratio (4.69 spaces per 1,000 SF) and upon the same terms as per Section 32 of the Initial Sublease.

8.  Brokerage. CBRE, Inc. represents Sublessee and upon commencement of the Term of each of the Primary Expansion Premises and the Additional Expansion Premises, CBRE, Inc. shall be paid a brokerage commission by Sublessor equal to four (4%) of the aggregate rent to be paid by Sublessee over the Term for the Primary Expansion Premises and Additional Expansion Premises.

9.  Entire Agreement. This Amendment constitutes the entire agreement between Sublessor and Sublessee regarding the subject matter hereof and supersedes all prior negotiations, discussions, terms sheets, understandings and agreements, whether oral or written, between the parties with respect to such subject matter.  Unless otherwise specifically amended herein as regards the Expansion Premises, all other terms of the Initial Sublease shall govern and apply to this sublease of the Expansion Premises.

10.  Execution and Delivery. This Amendment may be executed in one or more counterparts and by separate parties on separate counterparts, effective when each party has executed at least one such counterpart or separate counterpart, but each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument.

11.  Full Force and Effect. Except as expressly set forth herein, the Initial Sublease has not been modified or amended and remains in full force and effect.

12.  Lessor’s Consent.  This Amendment is contingent upon, and shall have no force or effect until receipt of, the Lessor’s written consent hereto in substantially the same form as presented to the Lessor under the Initial Sublease. The Sublessor agrees to exercise good faith in requesting Lessor’s written consent to this Amendment.  In the event Sublessor has not obtained such consent within thirty (30) days after execution of this Amendment (or reasonable proof to Sublessee of such approval being deemed granted), then either Party may terminate this Amendment, and this Amendment shall no longer have any force or effect.

[The signature page follows.]

IN WITNESS WHEREOF the following parties have executed this Amendment as of the date first written above.

Sublessor:

Overwatch Systems, LTD
a Delaware corporation

By:	/s/ Steven D. Overly

Print: Steven D. Overly

Title: SVP and General Manager

Date:	7/21/15

Sublessee:

Yeti Coolers, LCC
a Delaware limited liability company

By:	/s/ David Bullock

Print:	David Bullock

Title:	CFO

Date:	7/21/15

EXHIBIT A

Expansion Premises and Initial Sublease Premises